EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Entegris, Inc.:

We consent to the incorporation by reference in registration statements (Nos. 333-167178, 333-127599, 333-53382, 333-203789, 333-203790, 333-211444 and 333-237905) on Form S-8 of Entegris, Inc. of our reports dated February 5, 2021, with respect to the consolidated balance sheets of Entegris, Inc. as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of Entegris, Inc.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases.

Our report on the effectiveness of internal control over financial reporting as of December 31, 2020, contains an explanatory paragraph that states the Company acquired Sinmat and Global Measurement Technologies, Inc. during 2020, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020, Sinmat’s and Global Measurement Technologies, Inc.’s internal control over financial reporting associated with total assets of $163 million and total revenues of $15 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2020. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Sinmat and Global Measurement Technologies, Inc.

/s/ KPMG LLP

Minneapolis, Minnesota
February 5, 2021